UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2009

The Providence Service Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34221	86-0845127
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5524 East Fourth Street, Tucson, Arizona 85711

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (520) 747-6600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 8.01	Other Events

To further the integration of The Providence Service Corporation’s (the “Company”) non-emergency transportation management services business (comprising Charter LCI Corporation, including its subsidiaries (collectively “LogistiCare”)) into its consolidated operations and to help enhance the overall performance of the Company’s social services and non-emergency transportation services operating segments, the Company took the following actions:

•

On May 20, 2009, John L. Shermyen was appointed to serve as the Company’s chief strategic officer. As chief strategic officer, Mr. Shermyen will direct the activities of the Company’s newly created Strategic Development department. The activities of this department will focus on, among other things, the Company’s strategic business growth, opportunity identification, request for proposal response related to new business, mergers and acquisitions and public affairs. Prior to his appointment as the Company’s chief strategic officer Mr. Shermyen, 55, had served as chief executive officer of LogistiCare since the Company’s acquisition of Charter LCI Corporation in December 2007. As a founder of Charter LCI Corporation in 1995, Mr. Shermyen previously held the titles of president and chief executive officer of Charter LCI Corporation since its inception and chairman from 1999 until 2004. Prior thereto, Mr. Shermyen was founder and chief executive officer of Automated Dispatch Services Inc., a transportation management services company, from 1987 until 1993. Mr. Shermyen received a bachelor’s degree and a master’s degree from the University of Florida in 1976 and 1979, respectively.

•

On May 20, 2009, Herman Schwarz was appointed to serve as chief executive officer of LogistiCare replacing Mr. Shermyen in this position. Mr. Schwarz, 46, has over 20 years of experience and proven skills in strategy development, operations management, financial management, mergers and acquisitions activity, and sales and marketing leadership. Since January 2007, Mr. Schwarz has served as chief operating officer of LogistiCare responsible for its day-to-day operations including call center operations, client relationships, subcontractor management, service delivery and quality assurance. Prior to joining LogistiCare in 2007, Mr. Schwarz was the founder and partner of C3 Marketplace LLC, a buying service and sourcing venture that delivers cost effective sourcing from Asia to small and medium sized retailers and manufacturers from August 2005 to December 2006. Other previous executive positions include president and chief executive officer of Aegis Communications Group Inc. (“Aegis”), a publicly-traded provider of outsourced call center services, various senior roles with Elrick & Lavidge, the marketing research division of Aegis, National Service Industries, and with Selig Industries and National Linen Service from 1992 to 2005. Mr. Schwarz received a master’s degree in business administration from the Wharton School of Business at the University of Pennsylvania and a bachelor’s degree in business administration from the University of Virginia.

Messrs. Shermyen’s and Schwarz’s employment with LogistiCare is subject to separate employment agreements with LogistiCare dated November 6, 2007, as amended. On May 20, 2009, upon the Company’s Compensation Committee approval, the individual employment agreements with Messrs. Shermyen and Schwarz were further amended to, among other things, reflect their new position and responsibilities with the Company and LogistiCare, respectively. Regarding the amendment to Mr. Schwarz’s employment agreement dated May 20, 2009, the terms of this agreement fix his annual base salary at $310,000, an increase of $25,000 over his previous annual base salary of $285,000. No changes were made to Mr. Shermyen’s compensation. Other than the separate employment agreements with Messrs. Shermyen and Schwarz there are no other arrangements or understandings with the Company or other entities pursuant to which they were appointed to serve the Company in their respective capacities as described above. In addition, there are no family relationships or other related party transactions between Mr. Shermyen or Mr. Schwarz and any director or other executive officer of the Company.

The information in this report relating to Mr. Shermyen no longer holding the position of Logisticare’s chief executive officer is being provided under Item 5.02. All other information in this report is being provided under Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date:	May 20, 2009	By:	/s/ Michael N. Deitch
		Name:	Michael N. Deitch
		Title:	Chief Financial Officer